EXHIBIT 10.1

April 11, 2014

Mr. Jeff Alan Hawthorne
c/o Uni-Pixel Displays, Inc.
8708 Technology Forest Pl., Ste 100
The Woodlands, TX 77381

On behalf of Uni-Pixel Displays, Inc. (the "Company") I am pleased to present you with this offer of employment.  Specifics of this offer are as follows:

Starting Position and Salary.  We invite you to join us as Chief Executive Officer and President reporting to the Board of Directors, with a starting base salary of $250,000 per year.  You will be paid twice a month, less any withholdings and deductions required by federal, state or local law.  You will also be eligible for up to 100% pro-rata bonus incentives as approved by the Board of Directors. Mr. Hawthorne will also be appointed as a member of the Board of Directors.

Benefits.  Within 30 days of your employment, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company.  Currently, the Company pays 100% health, dental and vision coverage for the employee, employee’s spouse and dependents (assuming the spouse and dependents are not covered by the spouse’s plans). You will also be eligible to enroll in other employee benefit plans, including Stock Option plans, as they become available.  You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.  Your salary includes compensation for all holidays recognized by the Company and paid vacation time outlined in our Vacation Policy.

•	The Company will provide housing allowance up to a maximum of $3,000 per month until you relocate to the Houston area.
•	The Company will pay your moving costs up to $60,000 when you relocate to the Woodlands area.
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On your start date, the Company will grant you 150,000 shares of restricted stock, which shall vest 1/3rd on the one year anniversary of the date of grant, 1/3rd on the two year anniversary of the date of grant, and 1/3rd on the three year anniversary of the date of grant.

•	Upon Change of Control, you will receive a severance of 2 times annual base salary and all your remaining options and restricted shares of stock shall become vested immediately.

Required Documentation.  Our offer of employment to you and your acceptance of this offer is contingent upon the following:  (1) your representation and warranty that your employment by Uni-Pixel does not and will not breach any confidentiality or other agreement you may have with any prior employer or other third party; (2) your completion of the I-9 form which verifies that you are eligible to work in the United States; (3) your execution of a Payroll Deduction Authorization; and (4) your execution and acceptance of the terms of the Employee Confidentiality et al Agreement.

At-Will Employment. You further acknowledge that if you are employed by the Company, your employment will be at-will and may be terminated with or without cause at any time by me or by the Company.  This means that you have the right to resign at any time with or without cause, with or without notice.  Likewise the Company retains the right to terminate your employment at any time, for any reason, with or without cause, with or without notice.   This at-will status can only be changed in writing, signed by the Board of Directors of the Company.

Start-Date. The anticipated start date would be on or about April 14, 2014.

Please call me if you have any questions about any aspect of this offer.  Please sign and return this letter confirming your acceptance of this offer.

Kind Regards,

/s/ Bernard Marren
Bernard Marren
Board Member
Uni-Pixel, Inc.

Accepted:             /s/ Jeff Hawthorne
Date:                      April 14, 2014